SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2003

TUTOGEN MEDICAL, INC.
 (Exact Name of Registrant as Specified in Charter)

FLORIDA	0-16128	59-3100165

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1130 McBride Avenue, 3rd Floor, West Patterson, NJ	07424

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 785-0004

Item 12. Results of Operations and Financial Condition

     The following press release reporting the corporations results of operations for the quarter ended June 30, 2003 and nine months ended June 30, 2003 was made July 31, 2003.

TUTOGEN MEDICAL REPORTS RECORD THIRD QUARTER FY 2003
REVENUE AND OPERATING INCOME
AND SCHEDULES CONFERENCE CALL

•	Revenue $8.9 million (65% Growth)
•	Operating Income $1.4 million (324% Growth)
•	Net Income $0.05 per share

West Paterson, New Jersey, July 31, 2003 — Tutogen Medical, Inc., (AMEX: TTG) is pleased to report Company quarter and third quarter FY 2003 revenues and net income. For the three months ended June 30, 2003 revenues increased 65% to $8,933,000 from $5,400,000 for the comparable period. Results include a one-time shipment of inventory of $1.9 million under the redefined terms of the distribution agreement recently signed with Centerpulse Spine-Tech, which established Spine-Tech as a “stocking distributor”. Revenue from continuing operations increased 30%. Revenues from Centerpulse Spine-Tech and Centerpulse Dental increased approximately $1.0 million and independent distributor sales increased approximately $600,000 from the comparable period FY 2002. Revenues for the nine months ended June 30, 2003 increased 41% to $22,250,000 from $15,744,000 for the comparable period. The increase in revenue primarily occurred from the U.S. operation as its revenue increased 47% to 15,508,000 from $10,559,000 for the same period last year.

Operating income is up over four times from the comparable period, from $337,000 in FY 2002 to $1,430,000 for this quarter. Operating income for the nine months ended June 30, 2003 is up over two times from $ 785,000 in FY 2002 to $1,929,000 in FY 2003. Net income for the three and nine months ended June 30, 2003 totaled $818,000 or $0.05 basic and diluted earnings per share and $1,084,000 or $0.07 basic and diluted earnings per share, respectively, as compared to a net income of $212,000 or $0.01 basic and diluted earnings per share and net income of $567,000 or $0.04 basic and diluted earnings per share for the same periods last year.

Manfred Krueger, President and CEO of Tutogen, commented, “this is the best quarter in Company history. The third quarter results are particularly gratifying in light of the Euro’s continuing strength against the Dollar as we produce our precision machine-tooled bone graft products from our international operations. The steady growth in overall sales confirms earlier estimates of Tutogen’s potential for growth during FY 2003. Despite the uncertainties created by the efforts of Zimmer Holdings and Smith & Nephew to acquire Centerpulse, the demand for Tutogen’s superior products continues to support Centerpulse’s Spine-Tech and Dental subsidiaries sales growth”.

Manfred Krueger and George Lombardi will conduct a conference call Monday, August 4th at 10 AM EST. The participant dial-in number is: 877-407-9205 or 201-689-8054 (international). A replay will be available until August 8th at 877-660-6853 or 201-612-7415 (international). Replay access requires a/c #1628, conference ID # 72373. A web-cast of the call will be archived at: http://www.vcall.com/ClientPage.asp?ID=84339

Tutogen Medical, Inc. manufactures sterile biological implant products made from human (allograft) and animal (xenograft) tissue. Tutogen utilizes its Tutoplast Process® of tissue preservation and viral inactivation to manufacture and deliver sterile bio-implants used in spinal/trauma, urology, dental, ophthalmology, and general surgery procedures. Tutogen’s products can be stored at room temperature and have a shelf life of 5 years. The Company’s Tutoplast® products are sold and distributed worldwide by Centerpulse, (NYSE: CEP), the Mentor Corporation (NMS: MNTR), IOP, Inc. and through independent distributors and subsidiaries in the U.S., Germany and France. For more information, visit the Company’s web site at http://www.tutogen.com.

Certain statements in this news release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may differ materially from those set forth in these statements. In addition, the economic, competitive, governmental, technological and other factors identified in the Company’s filings with the Securities and Exchange Commission could affect such results

TUTOGEN MEDICAL, INC. and SUBSIDIARIES

CONSOLIDATED FINANCIAL SUMMARY
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

REVENUE	$8,933	$5,400	$22,250	$15,744
GROSS MARGIN	5,312	3,218	13,263	8,322
OPERATING EXPENSES	3,882	2,881	11,334	7,537
OPERATING INCOME	1,430	337	1,929	785
OTHER (EXPENSE) INCOME	(70)	21	(129)	64
INTEREST EXPENSE	(13)	(12)	(39)	(49)
PRE-TAX INCOME	1,347	346	1,761	800
INCOME TAX EXPENSE	529	134	677	233
NET INCOME	$818	$212	$1,084	$567

BASIC EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.05	$0.01	$0.07	$0.04

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.05	$0.01	$0.07	$0.04

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	Sept. 30,
	2003	2002

CURRENT ASSETS	$22,888	$16,802
FIXED ASSETS, NET	4,730	4,119
INTANGIBLE AND OTHER ASSETS	33	—
DEFERRED INCOME TAXES	1,324	2,827

TOTAL ASSETS	$28,975	$23,748

CURRENT LIABILITIES	$8,639	$5,946
LONG TERM DEBT	749	693
DEFERRED DISTRIBUTION FEES	3,155	3,181
SHAREHOLDERS’ EQUITY	16,432	13,928

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,975	$23,748

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUTOGEN MEDICAL, INC.

	By:	/s/ George Lombardi George Lombardi Chief Financial Officer

Date: August 1, 2003